Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Auditors, Transfer Agent and Registrar" and to the incorporation by reference of our report dated March 4, 2021 with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. (the “Company”) as at and for the years ended December 31, 2020 and December 31, 2019, and our report dated March 4, 2021 with respect to the effectiveness of internal control over financial reporting as at December 31, 2020 included in Exhibit 99.2 on Form 40-F filed on March 4, 2021 in the Registration Statement on Form F-10 of the Company pertaining to the registration of common shares of the Company.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
October 26, 2021